Exhibit 3.40

ARTICLES OF ORGANIZATION

OF

MERITAGE HOMES OF FLORIDA REALTY LLC

Pursuant to § 608.407 Fla. Stat., the undersigned states as follows:

1. Name. The name of the limited liability company (the “Company”) formed by this instrument is “MERITAGE HOMES OF FLORIDA REALTY LLC”.

2. Office. The mailing address and street address of the principal office of the Company is: 17851 North 85th Street, Suite 300, Scottsdale, Arizona 85255

3. Registered Agent and Office. The name and business address of the Company’s statutory agent are Corporation Service Company, 1201 Hays Street, Tallahassee, FL 32301.

4. Management. Management of the Company is vested in one or more managers.

5. Name and Address of Manager(s). The name and address of the Company’s managers at the time of its formation are as follows:

Meritage Homes of Florida, Inc.

17851 North 85th Street, Suite 300

Scottsdale, Arizona 85255

Rosana Almeida

7061 Grand National Drive, Suite 140

Orlando, FL 32819

6. Additional Matters. The Company is authorized to engage in any and all business authorized by law. The managers of the Company shall have the authority to execute and deliver documents and instruments on behalf of the Company, all of which shall be binding on the Company; provided, however, that any action undertaken by a manager other than Meritage Homes of Florida, Inc. shall also require joinder by Meritage Homes of Florida, Inc.

Dated: July 13, 2012

MERITAGE HOMES OF FLORIDA, INC., a Florida corporation

By:	/s/ Mel Faraoni

Mel Faraoni, Vice President – Associate General Counsel